Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information
Contact: Terry Thomas
or Terry George
(614) 356-5000

Dominion Homes Reports

2004 Sales and Closings

DUBLIN, Ohio – January 14, 2005 - Dominion Homes, Inc. (NASDAQ: DHOM) sold 2,450 homes, with an aggregate sales value of $460.3 million, during 2004 compared to 3,071 homes, with an aggregate sales value of $554.7 million, sold during 2003. Home sales during 2004 declined 20% compared to the number of home sold during 2003. The Company sold 392 homes, with an aggregate sales value of $75.0 million, during the three months ended December 31, 2004 compared to 586 homes, with an aggregate sales value of $110.1 million, sold during the three months ended December 31, 2003. This is a 33% decrease in the number of homes sold during the fourth quarter of 2004 compared to the number of homes sold during the previous year’s fourth quarter.

The Company closed 2,837 homes during 2004 compared to 3,070 homes during 2003, an 8% decrease. The Company closed 605 homes during the three months ended December 31, 2004 compared to 893 homes during the three months ended December 31, 2003, a 32% decrease.

The Company’s backlog on December 31, 2004 was 632 sales contracts, with an aggregate sales value of $127.5 million, compared to a backlog on December 31, 2003 of 1,019 sales contracts, with an aggregate sales value of $198.9 million.

According to Douglas G. Borror, Chairman and CEO of Dominion Homes, “Real estate is a cyclical business and many of the homebuilders in our region are experiencing a slow down in sales. We are facing this challenge and taking the actions necessary to deal with it.”

The Company will announce its 2004 financial results on February 10, 2005 and host a conference call at 10:00 a.m. Eastern Time on February 11, 2005. Interested parties may listen by accessing the Company’s website at www.dominionhomes.com, selecting any location and then selecting “2004 Conference Call”.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 60 Dominion Homes locations in Central Ohio, Louisville, Kentucky and Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2003. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.